Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CitroTech Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	(1)	Other	1,000,000	$6.53	$6,530,000.00	0.0001381	$901.80

Total Offering Amounts:						$6,530,000.00		901.80
Total Fee Offsets:								0.00
Net Fee Due:								$901.80

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Offering Note(s)

(1)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock on the NYSE American on May 27, 2026, which date is within five business days prior to filing this registration statement.

Represents common stock that is authorized for issuance under the CitroTech Inc. 2026 Equity and Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares of common stock that may become issuable pursuant to the anti-dilution provisions of the Plan.